Exhibit 99.1

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD SECOND QUARTER

Earnings Per Share Increases 19%

NAPLES, FLORIDA (April 20, 2004) Health Management Associates, Inc. (NYSE: HMA) announced today that its net patient service revenue for its second quarter ended March 31, 2004 grew 29% to $833.9 million, up $187.4 million from $646.5 million for the same quarter a year ago. Earnings per share (diluted) for the quarter were $0.37, up 19%, or $0.06, from $0.31 per share for the same quarter a year ago. Net income for the quarter was $90.5 million, a $12.4 million increase from $78.1 million for the comparable quarter a year ago.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 7.0% during the second quarter, well within HMA’s objective range of between 5% and 8%. This represents HMA’s 62nd consecutive quarter of same hospital revenue growth. The factors contributing to HMA’s revenue growth during the second quarter were a 3.7% increase in same hospital admissions and improved pricing, which resulted in a 3.2% increase in net revenue per admission. Overall, total admissions grew 24.4% in the second quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended March 31, 2004. In addition, same hospital adjusted admissions, which adjusts admissions for outpatient volume, grew 4.1% in the second quarter as compared to the same period a year ago. HMA’s continued focus on outpatient services contributed to the adjusted admissions increase. This includes, among other things, emergency room visits, which increased 2.2% during the second quarter, compared to the same quarter a year ago.

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Health Management Associates, Inc./Page 2

HMA’s industry-leading same hospital EBITDA margins were 25.9% for the second quarter. HMA’s proven operating strategy, comprised of decentralized management with centralized financial control, and its ongoing commitment to the delivery of high quality health care, continues to generate superior outcomes. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and after minority interest. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this press release under the heading “Supplemental Consolidated Statements of Income Information.” Management believes that providing non-GAAP information regarding EBITDA is important for investors, as it provides a measure of liquidity and performance.

“HMA’s solid results for the second fiscal quarter and for the six months ended March 31, 2004 stem from HMA’s consistent focus on patient and physician needs, investment in human, technological and financial resources and the implementation of HMA’s proven operating strategy through local community leadership,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “For more than 20 years HMA has remained steadfast in its mission to deliver high quality health care to the non-urban communities we serve. HMA’s commitment often means the difference between a community hospital shutting its doors or thriving as a regional medical center which attracts experienced physicians capable of offering high quality, state-of-the-art services using advanced health care technology. HMA intends to continue this mission going forward.”

For the six months ended March 31, 2004, HMA’s net patient service revenue increased to $1,590.5 million, an increase of 27%, or $334.6 million, when compared to the comparable six-month period a year ago. Earnings per share (diluted) increased 20% to $.66 per share compared to $.55 per share for the same period a year ago. Net income for the six-month period increased $24.1 million to $161.8 million, from $137.7 million in the same period a year ago.

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Health Management Associates, Inc./Page 3

HMA believes that local leadership and a local business office presence is necessary to better serve its non-urban communities. Improved collections after services have been provided in the emergency room, and financial counseling assistance for patients qualifying for Medicaid, state and local programs, have contributed to HMA’s effective business office operations. Bad debt expense for the quarter ended March 31, 2004 was 7.1%, an increase of 10 basis points from 7.0% for the same quarter a year ago. “Our local hospital business office personnel do an excellent job of assisting our patients with the billing process and ultimately collecting the appropriate reimbursement that is due the hospitals for the services they provide,” added Vumbacco. “Because our business office personnel are located in the hospital, personal attention can be paid to the details of each patient account very soon after the service has been provided when the patient most strongly recognizes the benefit and value of the services received.”

HMA’s Days Sales Outstanding (“DSOs”) have also improved as a result of the Company’s focus on cash collection efforts and its obtaining “tie-in notices” from Medicare, allowing HMA to bill under its new provider numbers for hospitals it acquired during the last eight months. DSOs for the quarter ended March 31, 2004 were 73 days, within HMA’s stated objective range of between 65 and 73 days, as published at the beginning of its fiscal year, and a three-day improvement from the 76 days reported for the first quarter ended December 31, 2003. In addition, cash flow from operations was $176.7 million for the six-month period ended March 31, 2004.

Economic conditions and changes in commercial health insurance benefit plan structure over the past several years have contributed to an increase in the number of uninsured and under-insured patients seeking health care in the United States. Although HMA is not immune to these trends, it believes that the demographic profiles of its non-urban markets, combined with its consistent application of charity care, indigent and bad debt policies over many years, has contributed to a relatively stable level of bad debt expense. HMA’s charity care/indigent write offs were $172.9 million, or 2.7% of gross revenue, for the year ended September 30, 2002, and $279.3 million, or 3.5% of gross revenue for the year ended September 30, 2003. HMA’s charity care/indigent write offs were $97.7 million or 3.9% of gross revenue for its first quarter, ended December 31, 2003 and $98.0 million or 3.5% of gross revenue for the second fiscal quarter, ended March 31, 2004.

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HMA hospital policy and practice is to write off a patient’s entire account upon the prompt determination that the patient qualifies under a hospital’s charity care/indigent policy. HMA believes that its practice of timely recognition of charity/indigent accounts, and their subsequent write-off, results in more accurate and collectible levels of accounts receivable, and correspondingly appropriate bad debt expense levels. HMA’s bad debt policy is to reserve 100% of all non-governmental accounts receivable over 150 days old. HMA believes that its decentralized management strategy, including local business office operations in each HMA hospital, contributes greatly to its effective accounts receivable management. HMA hospitals also work diligently to assist uninsured patients in the process of qualifying for Medicaid, charity care, and other state and local assistance programs.

Thus far in fiscal year 2004, HMA has acquired five hospitals totaling 1,061 licensed beds, including two hospitals that signaled HMA’s initial operations in Missouri. These five hospitals were acquired simultaneously on November 1, 2003. As with all HMA acquisitions, HMA’s proprietary Pulse System™ was operational in all five hospitals on the day the transaction was completed. “As reported at HMA’s Institutional Investor Day on March 29, 2004, all of HMA’s recent acquisitions are meeting or exceeding management’s expectations,” stated Vumbacco. “HMA is continuing to review acquisition opportunities with an active acquisition pipeline. A recent review and update expanded to more than 300 the number of non-urban hospitals meeting HMA’s acquisition criteria, as we seek to extend our geographic boundaries. We believe the acquisition prospects for the future look bright.”

On January 27, 2004, HMA’s Board of Directors approved a quarterly cash dividend of $0.02 per share, which was paid on March 1, 2004 to shareholders of record as of February 6, 2004. In initiating the Company’s dividend policy in October 2002, the Board of Directors cited both HMA’s strong operational history over a long period of time, as well as HMA’s desire to provide its shareholders with an additional opportunity for a return on their investment. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from the rest of its industry.

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In the February 2004 issue of Institutional Investor magazine, Robert E. Farnham, HMA’s Chief Financial Officer, was named to the inaugural list of “Best CFOs in America” for healthcare facilities. Institutional Investor magazine named a top CFO in each of the 62 industry sectors surveyed for the All-America Research Team. Institutional Investor’s top CFOs were selected based on the responses of research analysts and portfolio managers at more than 400 money management firms. “Institutional Investor magazine has confirmed what we at HMA have known for years,” added Vumbacco. “This honor is a testament to Bob’s accessibility and the straightforward manner with which he conducts himself on behalf of HMA. We are tremendously proud of Bob and his accomplishments.”

HMA also implements a successful program of building and equipping state-of-the-art replacement hospitals for the communities it serves. During the second fiscal quarter ended March 31, 2004, HMA broke ground on two replacement hospitals. On January 21, 2004, HMA broke ground on the new Brooksville Regional Hospital, located in Brooksville, Florida. This 91-bed hospital is expected to be completed in late 2005. Likewise, on March 11, 2004, HMA broke ground on a 150-bed replacement hospital for the new Carlisle Regional Medical Center located in Carlisle, Pennsylvania, which is also expected to be completed in late 2005. In addition, a new 144-bed replacement hospital, Community Hospital of Lancaster, located in Lancaster, Pennsylvania, is nearing completion and should open in the summer of 2004. In addition to the replacement hospitals, HMA has received a Certificate of Need from the State of Florida to build the new, 100-bed Collier Regional Medical Center, located near Naples, Florida, in southeastern Collier County. HMA is currently seeking zoning and land-use permitting for a 60-acre site upon which it will build the hospital. HMA is looking forward to delivering high quality health care to this rapidly growing, underserved community.

“We are very excited about the opportunities that lie ahead,” added Vumbacco. “Same hospital operations, acquisitions, replacement hospitals and de novo projects all offer HMA opportunities to improve the access to high quality health care in non-urban markets throughout the United States. Adhering to a disciplined acquisition approach, while investing and implementing the necessary resources through a local, decentralized management strategy and maintaining centralized financial control through our proprietary Pulse System™, is unique in the industry, and provides HMA hospitals with a better operating environment.”

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The senior management team will discuss HMA’s performance in greater detail during a live conference call and audio webcast later this afternoon. All interested investors are invited to access the webcast at 12:30 p.m. EDT, via HMA’s website at www.hma-corp.com or via www.streetevents.com. The webcast will be archived on the HMA website under the “Investor Relations” section.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth and operates 52 hospitals in 16 states with 7,562 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net patient service revenue	$833,907	$646,472	$1,590,460	$1,255,891
Costs and expenses:
Salaries and benefits	325,384	245,946	628,146	488,457
Supplies and other	244,172	183,526	472,308	363,468
Provision for doubtful accounts	59,578	45,017	117,665	91,324
Depreciation and amortization	34,380	27,113	65,383	53,200
Rent expense	17,424	12,106	32,846	24,211
Interest, net	4,708	3,712	9,162	7,473

Total costs and expenses	685,646	517,420	1,325,510	1,028,133

Income before minority interests and income taxes	148,261	129,052	264,950	227,758
Minority interests in earnings of consolidated entities	1,395	1,063	2,535	1,985

Income before income taxes	146,866	127,989	262,415	225,773
Provision for income taxes	56,391	49,924	100,629	88,052

Net Income	$90,475	$78,065	$161,786	$137,721

Net income per share:
Basic	$0.37	$0.33	$0.67	$0.58

Diluted	$0.37	$0.31	$0.66	$0.55

Weighted average number of shares outstanding:
Basic	242,901	238,673	242,146	238,631

Diluted	247,163	256,993	246,758	257,066

EARNINGS PER SHARE CALCULATION
Net income		$90,475	$78,065	$161,786	$137,721
Add:	Interest from convertible debt, net of taxes	—	1,393	—	2,786

Adjusted net income		$90,475	$79,458	$161,786	$140,507

Basic shares outstanding		242,901	238,673	242,146	238,631
Add:	Employee stock options	4,262	3,871	4,612	3,986
	Convertible shares	—	14,449	—	14,449

Diluted shares outstanding		247,163	256,993	246,758	257,066

Diluted earnings per share		$0.37	$0.31	$0.66	$0.55

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2004	September 30, 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$102,794	$395,338
Accounts receivable, net	664,427	527,254
Other current assets	146,262	170,744
Property, plant and equipment, net	1,684,961	1,427,715
Restricted funds	42,154	15,924
Other assets	760,406	442,512

	$3,401,004	$2,979,487

Liabilities and Stockholders’ Equity
Current liabilities	$474,528	$272,963
Deferred income taxes	48,984	48,984
Other long-term liabilities and minority interests	123,368	95,752
Long-term debt	928,491	924,713
Stockholders’ equity	1,825,633	1,637,075

	$3,401,004	$2,979,487

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Same Hospitals
Occupancy	52.4%	51.7%	50.6%	49.3%
Patient Days	282,101	273,244	541,341	520,939
Admissions	63,379	61,145	123,143	118,700
Adjusted Admissions	98,579	94,692	193,600	186,141
Average length of stay	4.5	4.5	4.4	4.4
Total surgeries	53,145	53,099	104,150	104,768
Outpatient Revenue percentage	44.3%	44.0%	45.3%	44.4%
Inpatient Revenue percentage	55.7%	56.0%	54.7%	55.6%

Total Hospitals
Occupancy	51.4%	53.0%	49.7%	50.5%
Patient Days	353,030	286,523	670,682	548,870
Admissions	76,152	61,228	146,170	119,212
Adjusted Admissions	121,044	95,235	232,740	186,639
Average length of stay	4.6	4.7	4.6	4.6
Total surgeries	61,310	53,099	117,847	104,818
Outpatient Revenue percentage	46.4%	43.8%	46.8%	44.2%
Inpatient Revenue percentage	53.6%	56.2%	53.2%	55.8%

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003

Net patient service revenue	$833,907	$646,472

Less acquisitions, corporate and other	148,493	5,604

Same hospital net patient service revenue	$685,414	$640,868

Income before income taxes	$146,866	$127,989

Add:
Interest, net	4,708	3,712
Depreciation and amortization	34,380	27,113

EBITDA	185,954	158,814

Adjustment for acquisitions, corporate and other	8,266	(11,097)

Same hospital EBITDA	$177,688	$169,911

Same hospital EBITDA margins =
Same hospital EBITDA / same hospital net patient service revenue	25.9%	26.5%

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